Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Full Year Revenue Increased 13.0%

Calabasas, CA, March 11, 2014 – Marcus & Millichap, Inc., (the “Company”, “Marcus and Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for its fourth quarter and full-year ended December 31, 2013. Highlights include:

Full-Year 2013 Results

•	Revenue increased 13.0% to $435.9 million compared to the prior year, with real estate brokerage commissions up 11.9% over the prior year.

•	Sales volume increased 8.9% to $24.0 billion (includes $17.3 billion real estate brokerage, $2.7 billion financing and $4.0 billion other transactions, including consulting and advisory services) representing an increase in volume of $2.0 billion from the prior year.

•	Number of transactions increased 7.5% to 6,608 transactions (includes 4,634 real estate brokerage, 1,165 financing and 809 other transactions, including consulting and advisory services) representing an increase of 459 transactions, when compared to 2012.

•	Number of investment sales professionals grew by nearly 24%, ending 2013 with 1,240 professionals. At the same time, the number of financing professionals grew by 16% to 73 as of year-end 2013.

•	Adjusted net income was $30.5 million, excluding non-cash, stock-based and other compensation charges in connection with our initial public offering (“IPO”) of $22.3 million, net of related income tax benefits of $9.0 million, compared to $27.9 million in the same period last year. Net income was $8.2 million, including non-cash, stock-based and other compensation charges in connection with our IPO.

•	Adjusted EBITDA increased to $61.3 million, up from $59.7 million for the full year in 2012.

Fourth-Quarter 2013 Results

•	Revenue increased 1.0% to $149.1 million compared to the fourth quarter in 2012. This was accomplished despite the impact of the “fiscal cliff” which resulted in commercial real estate investors expediting the close of transactions in the fourth quarter of 2012 that would have normally closed in 2013.

•	Adjusted net income was $13.6 million, excluding non-cash, stock-based and other compensation charges in connection with our IPO of $22.3 million, net of related income tax benefits of $9.0 million, compared to $13.0 million net income in the same period last year. Net loss was $8.7 million, including non-cash, stock-based and other compensation charges in connection with our IPO.

•	Successfully completed the IPO on November 5, 2013 resulting in net proceeds to the Company of $42.3 million.

Commenting on the Company’s results, John J. Kerin, Marcus & Millichap’s President and Chief Executive Officer, said, “Various initiatives stemming from our long-term growth plan kept the Company on a solid track in 2013 and resulted in an impressive increase in revenue, growth in our sales force and expansion of client services. Our performance was driven by continued strength in the apartment and retail sectors, which have traditionally been our leading business units. We also achieved growth in office and specialty property sales such as hospitality and in our mortgage brokerage revenue, reflecting our emphasis on growth through diversification.”

Kerin continued, “We saw progress in all facets of our growth plan which was underpinned by our ability to expand our sales force. Our management team’s ability to attract large numbers of new and experienced professionals, train and mentor them and improve their productivity over time is a significant advantage in the marketplace. Our initiative to increase recruitment of experienced professionals has been fruitful, accounting for 70, or 28%, of our 2013 net new hires.”

Initial Public Offering

On November 5, 2013, the Company completed its IPO of 6,900,000 shares of common stock at a price to the public of $12.00 per share, which consisted of 4,173,413 shares of common stock sold by the Company, including 900,000 shares of common stock pursuant to the exercise of the underwriters’ option to purchase additional shares and 2,726,587 shares of common stock sold by the selling stockholders. The IPO generated net proceeds to the Company of $42.3 million. The Company did not receive any proceeds from the sale of the shares by the selling stockholders.

Fourth Quarter 2013 Results

Total revenues for the fourth quarter of 2013 were $149.1 million, compared to $147.6 million for the fourth quarter of 2012, an increase of $1.5 million, or 1.0%. The increase in total revenues is a result of increases in other revenues, which include fees generated from consulting and advisory services performed by our investment sales professionals, as well as referral fees from other real estate brokers. This more than offset the decrease in revenues from real estate brokerage commissions and financing fees due to the impact of the “fiscal cliff” which resulted in commercial real estate investors expediting the close of transactions in the fourth quarter of 2012 that would have normally closed in 2013.

Operating expenses for the fourth quarter of 2013 totaled $157.3 million, compared to $124.7 million for the same period last year, an increase of $32.6 million, or 26.1%. The increase was primarily driven by stock-based and other compensation charges of $31.3 million related to the modification of pre-IPO book value stock-based compensation restricted stock and stock appreciation rights (“SARs”) plans, acceleration of vesting of restricted stock and SARs, grant of replacement awards in the form of deferred stock units, or DSUs, and other compensation charges in connection with the IPO during the fourth quarter of 2013 with no comparable costs in the same prior year period.

Cost of services, which is primarily commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities, increased by $2.9 million, or 3.2%, to $94.2 million during the quarter. The increase was primarily due to increased commission expenses driven by an increase in the proportion of transactions closed by our senior sales agents, who are paid higher commission rates.

The increase in cost of services were partially offset by a decrease in selling, general and administrative costs of $1.6 million, or 4.9%, primarily due to lower stock-based compensation expense, partially offset by higher staff salaries, wages and related benefits expenses, higher legal costs and higher professional fees. Stock-based compensation expense decreased by $3.3 million primarily due to the termination of the Company’s book value restricted stock and SARs plans and replacement with immediately vested stock compensation granted in conjunction with the IPO.

Net loss for the fourth quarter of 2013 was $8.7 million, compared to net income of $13.0 million in the fourth quarter of last year, primarily driven by the non-cash, stock-based and other compensation charges in connection with the IPO of $31.3 million and the related income tax benefits of $9.0 million for a net expense of $22.3 million. Adjusted EBITDA for the fourth quarter of 2013 was $24.5 million compared to adjusted EBITDA of $27.3 million in the fourth quarter last year.

Full Year 2013 Results

The Company reported total revenues of $435.9 million for 2013, an increase of $50.2 million, or 13.0%, compared to revenues of $385.7 million for 2012. Operating expenses for 2013 were $414.6 million compared to $336.7 million for 2012, representing an increase of $77.9 million, or 23.1%. The Company reported net income for 2013 of $8.2 million compared with net income of $27.9 million for 2012, primarily due to the non-cash, stock-based and other compensation charges in connection with the IPO of $31.3 million and the related income tax benefits of $9.0 million for a net expense of $22.3 million. Adjusted EBITDA for 2013 was $61.3 million, which represents an increase of $1.6 million, or 2.6%, as compared to $59.7 million for 2012.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said, “Looking ahead in 2014, favorable market conditions, continued low interest rates and improving property fundamentals are expected to drive increases in commercial real estate transactions. The future is bright, and we look forward to continued growth in 2014 and beyond.”

Conference Call Details

Marcus & Millichap will host a conference call that today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Tuesday, March 11, 2014 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Tuesday, March 25, 2014 by dialing (877) 870-5176 in the United States and Canada or (858) 384-5517 internationally and entering passcode 13576378. In addition, a live webcast of the call will be accessible through the Investor Relations section of the Company’s website at www.MarcusMillichap.com and will be archived upon completion of the call.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. The Company has more than 1,300 investment sales and financial professionals in 76 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,608 transactions in 2013, with a sales volume of approximately $24.0 billion. For additional information, please visit www.MarcusMillichap.com.

Forward-Looking Statements

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws, including our business outlook for 2014. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “well-positioned” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to attract and retain transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate new agents and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s Prospectus filed with the Securities and Exchange Commission on October 31, 2013.

Investor Relations Contact:

Addo Communications

Lasse Glassen

(424) 238-6249

lasseg@addocommunications.com

MARCUS & MILLICHAP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Real estate brokerage commissions	$134,483	$135,378	$393,203	$351,407
Financing fees	7,250	7,719	25,921	21,132
Other revenues	7,368	4,541	16,771	13,177

Total revenues	149,101	147,638	435,895	385,716
Operating expenses:
Cost of services	94,242	91,345	264,637	230,248
Selling, general, and administrative expense	30,974	32,572	115,661	103,479
Depreciation and amortization expense	782	754	3,043	2,981
Stock-based and other compensation in connection with IPO	31,268	—	31,268	—

Total operating expenses	157,266	124,671	414,609	336,708

Operating (loss) income	(8,165)	22,967	21,286	49,008
Other income, net	159	109	655	433

(Loss) income before provision for income taxes	(8,006)	23,076	21,941	49,441
Provision for income taxes	710	10,038	13,735	21,507

Net (loss) income	$(8,716)	$13,038	$8,206	$27,934

Less: Net loss attributable to Marcus & Millichap Real Estate Investment Services, Inc. prior to initial public offering on October 31, 2013	$(17,967)		$(1,045)

Net income attributable to Marcus & Millichap, Inc. subsequent to initial public offering	$9,251		$9,251

Earnings per share (1):
Basic	$0.24		$0.24
Diluted	$0.24		$0.24
Weighted average common shares outstanding(1):
Basic	38,787		38,787
Diluted	38,815		38,815

(1)	Earnings per share information has not been presented for periods prior to the IPO on October 31, 2013.

MARCUS & MILLICHAP, INC.

KEY METRICS SUMMARY

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage Commissions	2013	2012	2013	2012
Average Number of Sales Professionals	1,198	997	1,125	982
Average Number of Transactions per Sales Professional	1.2	1.5	4.1	4.3
Average Commission per Transaction	$94,506	$89,833	$84,852	$83,075
Average Transaction Size	$4,114,893	$4,323,565	$3,736,044	$3,760,741
Total Number of Transactions	1,423	1,507	4,634	4,230
Total Sales Volume (in millions)	$5,855	$6,516	$17,313	$15,908

	Three Months Ended December 31,		Year Ended December 31,
Financing Fees	2013	2012	2013	2012
Average Number of Financing Professionals	71	62	69	58
Average Number of Transactions per Financing Professional	4.5	5.0	16.9	15.7
Average Fee per Transaction	$22,871	$25,060	$22,250	$23,170
Average Transaction Size	$2,491,519	$2,659,091	$2,297,117	$2,417,818
Total Number of Transactions	317	308	1,165	912
Total Dollar Volume (in millions)	$790	$819	$2,676	$2,205

MARCUS & MILLICHAP, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except share amounts)

(Unaudited)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$100,952	$3,107
Commissions receivable, net of allowance for doubtful accounts of $99 and $129 at December 31, 2013 and 2012, respectively	4,115	5,764
Employee notes receivable	229	807
Prepaid expenses and other current assets	5,204	2,903
Deferred tax assets, net	8,663	—

Total current assets	119,163	12,581
Prepaid rent	4,999	2,855
Investments held in rabbi trust account	4,067	2,905
Property and equipment, net of accumulated depreciation of $19,412 and $17,917 at December 31, 2013 and 2012, respectively	8,560	6,688
Due from affiliates	—	60,389
Employee notes receivable	189	350
Deferred tax assets, net	27,185	—
Other assets	3,146	3,965

Total assets	$167,309	$89,733

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,911	$14,350
Accounts payable and accrued expenses – related party	506	—
Income tax payable	6,459	—
Notes payable to former stockholders	851	—
Commissions payable	25,086	22,584
Accrued employee expenses	16,947	17,519

Total current liabilities	56,760	54,453
Deferred compensation and commissions	32,177	9,121
Notes payable to former stockholders	11,504	—
Other liabilities	4,371	4,529

Total liabilities	104,812	68,103

Stockholders’ equity:
Preferred stock, $0.0001 par value:	—	—
Authorized shares – 25,000; issued and outstanding shares – 0 at December 31, 2013 and 2012, respectively
Series A redeemable preferred stock, $10.00 par value:	—	10

Authorized shares – 0 and 1,000 at December 31, 2013 and 2012, respectively; issued and outstanding shares – 0 and 1,000 at December 31, 2013 and 2012, respectively: $10.00 redemption value per share at December 31, 2013 and 2012

Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares –36,600,897 and 0 at December 31, 2013 and 2012, respectively	4	—
Common stock, $1.00 par value:
Authorized shares – 0 and 1,000,000 at December 31, 2013 and 2012, respectively; issued and outstanding shares – 0 and 233,739 at December 31, 2013 and 2012, respectively	—	234
Additional paid-in capital	70,445	24,718
Stock notes receivable from employees	(13)	(150)
Accumulated deficit	(7,939)	(3,182)

Total stockholders’ equity	62,497	21,630

Total liabilities and stockholders’ equity	$167,309	$89,733

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net (loss) income	$(8,716)	$13,038	$8,206	$27,934
Adjustments:
Interest expense (income), net	549	(52)	461	(162)
Provision for income taxes	710	10,038	13,735	21,507
Depreciation and amortization	782	754	3,043	2,981
Stock-based compensation (1)	31,162	3,505	35,841	7,448

Adjusted EBITDA	$24,487	$27,283	$61,286	$59,708

(1)	The three and twelve months ended December 31, 2013 include non-cash stock-based compensation charges of $30.9 million in connection with IPO.